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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                             Texas Industries, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $1.00 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    882491103
                           --------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                         --------------------
CUSIP No. 882491103               SCHEDULE 13G
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     High Rock Capital LLC
     04-3397165
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              988,200
  NUMBER OF              -------------------------------------------------------
   SHARES                6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    -0-
    EACH                 -------------------------------------------------------
  REPORTING              7    SOLE DISPOSITIVE POWER
   PERSON
    WITH                      1,209,400
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,209,400 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IA
================================================================================

                                  SCHEDULE 13G

Item 1(a).     NAME OF ISSUER: Texas Industries, Inc.

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                    1341 West Mockingbird Lane, Suite 700W
                    Dallas, TX 75247-6913

Item 2(a).     NAMES OF PERSONS FILING: High Rock Capital LLC ("HRC")

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The address of the principal business office of HRC is 28 State Street, 18th Floor, Boston, MA 02109.

Item 2(c). CITIZENSHIP: HRC is a limited liability company organized under the laws of the state of Delaware.

Item 2(d).     TITLE OF CLASS OF SECURITIES: Common Stock, $1.00 par value

Item 2(e).     CUSIP NUMBER: 882491103

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
               (a) [ ] Broker or dealer registered under Section 15 of the
                       Securities Exchange Act of 1934 (the "Act);

               (b) [ ] Bank as defined in Section 3(a)(6) of the Act;

               (c) [ ] Insurance  company as defined in Section 3(a)(19) of the
                       Act;

               (d) [ ] Investment company registered under Section 8 of the
                       Investment Company Act of 1940;

               (e) [X] An investment adviser in accordance with Rule
                       13d-1(b)(1)(ii)(E);

               (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

               (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

               (h) [ ] A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;

               (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


               If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4.   OWNERSHIP.

          (a) Amount Beneficially Owned: High Rock Capital LLC was the record owner of 1,209,400 shares as of December 31, 2000.


          (b)  Percent of Class: 5.8%


          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote:
                         988,200 shares


               (ii)  shared power to vote or to direct the vote:
                         -0-

               (iii) sole power to dispose or to direct the disposition of:
                         1,209,400 shares

               (iv)  shared power to dispose or to direct the disposition of:
                         -0-

               HRC expressly disclaims beneficial ownership of any shares of Texas Industries, Inc. except in that case for the 1,209,400 shares that it holds of record.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
               Not applicable.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
               Not applicable.


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
               Not applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
               Not applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP.
               Not applicable.

Item 10.  CERTIFICATIONS.
               Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2001


HIGH ROCK CAPITAL LLC

By:  High Rock Capital LLC


By:  /s/ David L. Diamond
     -----------------------------------
     David L. Diamond,
     President